EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2008 relating to the financial statements of Dice Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Tax Positions – an interpretation of FASB Statement No. 109”) appearing in the Annual Report on Form 10-K of Dice Holdings, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

February 4, 2009